EXHIBIT 10(v)


                         LOAN AND SECURITY AGREEMENT

      This LOAN AND SECURITY AGREEMENT is entered into as of the 19th day of February, 2003 by and between BUSINESS ALLIANCE CAPITAL CORP., a Delaware corporation (BACC), with its chief executive office located at 214 Carnegie Center, Suite 302, Princeton, New Jersey 08540 and FARMSTEAD TELEPHONE GROUP, INC., a Delaware corporation (Borrower), with its chief executive office located at 22 Prestige Park Circle, East Hartford, Connecticut 06108.

      The parties agree as follows

1.    DEFINITIONS AND CONSTRUCTION

      1.1 Terms. As used in this Agreement, the following terms shall have the following meanings:

            Accounts means, in addition to the definition of accounts in the Code, all presently existing and hereafter arising accounts receivable, contract rights, health-care-insurance receivables, and all other forms of obligations owing to Borrower arising out of the sale, lease, license or assignment of goods or other property, or the rendition of services by Borrower, whether or not earned by performance, all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower's Books relating to any of the foregoing.

            Advances means all loans, advances and other financial accommodations by BACC to or on account of the Borrower, including those under this Agreement.

            Agreement means collectively this Loan and Security Agreement, any concurrent or subsequent rider to this Loan and Security Agreement, and any extensions, supplements, amendments, addenda or modifications to or in connection with this Loan and Security Agreement or any such rider.

            Authorized Officer means any officer or other representative of Borrower authorized in a writing delivered to BACC to transact business with BACC.

            BACC means Business Alliance Capital Corp., its successors and assigns.

            BACC Expenses means all of the following: costs and expenses (whether taxes, assessments, insurance premiums or otherwise) required to be paid by Borrower under any of the Loan Documents which are paid or advanced by BACC; filing, recording, publication, appraisal and search fees paid or incurred by BACC in connection with BACC's transactions with Borrower; costs and expenses incurred by BACC in the disbursement or collection of funds to or from Borrower or its account debtors; charges resulting from the dishonor of checks; costs and expenses incurred by BACC to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated; and costs and expenses incurred by BACC in enforcing or defending the Loan Documents, including, but not limited to, costs and expenses incurred in connection with any proceeding, suit, enforcement of judgment, or appeal; and BACC's reasonable attorneys' fees and expenses, including allocated fees of in-house counsel, incurred in advising, structuring, drafting, reviewing, administering, amending, modifying, terminating, enforcing, defending, or otherwise representing BACC concerning the Loan Documents or the Obligations.

            Borrower's Books means all of Borrower's books and records including all of the following: ledgers; records indicating, summarizing, or evidencing Borrower's assets or liabilities, or the Collateral; all information relating to Borrower's business operations or financial condition; and all computer programs, disk or tape files, printouts, runs, or other computer prepared information, and the facilities containing such information.


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            Business Day means any day which is not a Saturday, Sunday, or other day on which banks in the State of New Jersey are authorized or required to close.

            Chattel Paper shall have the same meaning ascribed to such term in the Code.

            Code means the New Jersey Uniform Commercial Code, as amended or revised from time to time.

            Collateral means all assets of the Borrower, whether now owned or existing, or hereafter acquired or arising, and wherever located, including, without limitation, all of the following assets, properties and interests in property of Borrower,: all Accounts; all Equipment; all General Intangibles; all Chattel Paper; all Inventory; all Negotiable Collateral; all Investment Property, all Financial Assets, all Letter of Credit Rights, all Supporting Obligations, all Deposit Accounts, all money or any assets of Borrower which hereafter come into the possession, custody, or control of BACC; all proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all tangible or intangible property resulting from the sale, lease, license or other disposition of the foregoing, or any portion thereof or interest therein, and all proceeds thereof, and any other assets of Borrower which may be subject to a lien in favor of BACC.

            Daily Balance means the amount of the Obligations owed at the end of a given day.

            Deposit Account shall have the meaning ascribed to such term in the Code.

            Documents shall have the meaning ascribed to such term in the Code.

            Eligible Accounts means those Accounts created by Borrower in the ordinary course of business, which are and at all times shall continue to be acceptable to BACC in all respects; provided, however, that standards of eligibility may be fixed and revised from time to time by BACC in the good faith exercise of BACC's exclusive judgment. In determining such acceptability and standards of eligibility, BACC may, but need not, rely on agings, reports and schedules of Accounts furnished by Borrower, but reliance by BACC thereon from time to time shall not be deemed to limit BACC's right to revise standards of eligibility at any time as to both Borrower's present and future Accounts. In general, an Account shall not be deemed eligible unless:
      (1) the Account debtor on such Account is and at all times continues to be acceptable to BACC in the good faith exercise of its exclusive judgement, and (2) such Account complies in all respects with the representations, covenants and warranties hereinafter set forth. Except in BACC's sole discretion, Eligible Accounts shall not include any of the following (a) Accounts which the Account debtor has failed to pay within ninety (90) days of invoice date, and all Accounts owed by any Account debtor that has failed to pay fifty percent (50%) or more of its Accounts owed to Borrower within ninety (90) days of invoice date; (b) Accounts with respect to which goods are sold on a bill and hold basis or placed on consignment or for a guaranteed sale, or which contain other terms by reason of which payment by the Account debtor may be conditional; (c) Accounts with respect to which the Account debtor is not a resident of the United States unless the Account is supported by foreign credit insurance or a letter of credit, in both instances satisfactory to and assigned to BACC; (d) Accounts with respect to which the Account debtor is the United States or any department, agency or instrumentality of the United States, any State of the United States or any city, town, municipality or division thereof unless all filings have been made under the Federal Assignment of Claims Act or comparable state or other statute; (e) Accounts with respect to which the Account debtor is an officer, employee or agent of, or subsidiary of, related to, affiliated with or has common shareholders, officers or directors with Borrower; (f) Accounts with respect to which Borrower is or may become liable to the Account debtor for goods sold or services rendered by the Account debtor to Borrower, but only to the extent of such liability; (g) Accounts with respect to an Account debtor whose total obligations to Borrower exceed fifteen percent (15%) of all Accounts, to the extent such obligations exceed such percentage; (h) Accounts with respect to which the Account debtor disputes liability or makes any claim with respect thereto, or is subject to any insolvency proceeding, or becomes insolvent, fails or goes out of business; (i) the Account arises out of a contract or purchase order for which a surety bond was issued on behalf of Borrower; (j) Accounts in which BACC does not have first priority and exclusive perfected security interest; (k) Accounts where the Account debtor is in a jurisdiction for which Borrower is required to file a notice of business activities or similar report and Borrower has not filed such report within the time period required by applicable law; (l) any Account as to which an invoice has not been issued to the Account Debtor (m) any Account which represents a progress payment on a contract which has not been fully completed by Borrower; (n) any Account arising out of Inventory sold to an Account debtor and not installed and accepted in writing by such Account debtor except for Inventory sold under

      Ship Only Invoices; (o) any Account which has been invoiced to a customer of Borrower and which has, at any time while any amount owing under such invoice remains outstanding, been invoiced or billed, in whole or in part, to Licensor or any other leasing or financing company providing funding to Borrower or any of Borrower's customers (a "Third Party Obligor") provided further that the invoice to such Third Party Obligor, if it is otherwise in compliance with all of the terms hereof, may constitute an Eligible Account but provided further that at no time shall any sale of goods be evidenced by an invoice to such customer and such Third Party Obligor at the same time; or (p) any Account arising from Inventory which is rented or leased.

            Eligible Inventory means Inventory purchased by Borrower pursuant to a presently existing firm, non-contingent order from a customer of Borrower and/or special purchases of Inventory purchased at discount prices, all of which is located at Borrower's premises at the address set forth above, and is otherwise acceptable to BACC in all respects: provided, however, that general criteria for Eligible Inventory may be established and revised from time to time by BACC in BACC's exclusive judgment. In determining such acceptability and standards of eligibility, BACC may, but need not, rely on reports and schedules of Inventory furnished to BACC by Borrower, but reliance thereon by BACC from time to time shall not be deemed to limit BACC's right to revise standards of eligibility at any time. In general, except in BACC's sole discretion, Eligible Inventory shall not include work in process, components which are not part of finished goods, spare parts, packaging and shipping materials, materials used or consumed in Borrower's business, goods returned to, repossessed by, or stopped in transit by Borrower, Inventory at the premises of third parties or subject to a security interest or lien in favor of any third party, bill and hold goods, Inventory which is not subject a perfected security interest in favor of BACC, returned and/or defective goods, "seconds" and Inventory purchased on consignment, Inventory which contains any labels, trademarks, trade names or other identifying characteristics which are the properties of third parties unless the use of same by Borrower is under a valid license, royalty or similar agreement with the owner thereof, in form and substance satisfactory to BACC, and which remains in full force and effect, and has not been terminated, and such owner thereof has issued in favor of BACC an agreement (unless BACC has agreed in its sole discretion to waive its requirement of any such agreement), in form and substance satisfactory to BACC, allowing BACC to dispose of said items of Inventory upon the occurrence of an Event of Default. With respect to Inventory which contains labels, trademarks, trade names or other identifying characteristics and which would otherwise qualify as Eligible Inventory, if BACC elects in its sole discretion to waive the requirement that the owner of such label, trademark, trade name and the like be assigned to BACC, BACC may decrease the Inventory Advance Rate with respect to such Inventory. Eligible Inventory shall for the purposes of this Agreement be valued at the lower of cost or wholesale market value.

            Equipment means in addition to the definition of equipment in the Code, all of Borrower's present and hereafter acquired equipment, machinery, machine tools, motors, furniture, furnishings, fixtures, motor vehicles, rolling stock, processors, tools, pans, dies, jigs, goods (other than consumer goods or farm products) and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located.

            ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

            ERISA Affiliate means each trade or business (whether or not incorporated and whether or not foreign) which is or may hereafter become a member of a group of which Borrower is a member and which is treated as a single employer under ERISA Section 4001(b)( 1), or IRC
      Section 414.

            Event of Default means the events specified in Section 8, below.

            Financial Assets shall have the meaning ascribed to such term in the Code.

            General Intangibles means in addition to the definition of general intangibles in the Code, all of Borrower's present and future general intangibles and other personal property (including choses or things in action, goodwill, patents, trade names; trademarks, service marks, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, infringement claims, computer programs, computer discs, computer tapes, Borrower's Books, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims) other than goods and Accounts.

            Insolvency Proceeding means any proceeding commenced by or against any person or entity under any provision of the federal Bankruptcy Code, as amended, or under any other state or federal insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with its creditors.

            Instruments shall have the meaning ascribed to such term in the Code.

            Inventory means, in addition to the definition of inventory in the Code, all present and future inventory in which Borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service, Borrower's present and future raw materials, work in process, finished goods, tangible property, stock in trade, wares, and materials used in or consumed in Borrower's business, goods which have been returned to, repossessed by, or stopped in transit by Borrower, packing and shipping materials, wherever located, any documents of title representing any of the above, and Borrower's Books relating to any of the foregoing.

            Investment Property shall have the meaning ascribed to such term in the Code.

            IRC means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

            Letter of Credit Rights shall have the meaning ascribed to such term in the Code.

            Letter of Credit shall have the meaning specified in Section 4.6 hereof.

            Licensor collectively means Avaya, Inc, and/or Lucent
      Technologies, Inc., and their respective successors and assigns.

            Loan Documents means, collectively, this Agreement, any Note or Notes, any security agreements, pledge agreements, mortgages, deeds of trust or other encumbrances or agreements which secure the Obligations, and any other agreement entered into between Borrower and BACC or by Borrower in favor of BACC relating to or in connection with this Agreement or the Obligations, as each of same may be amended, modified, renewed, extended or substituted from time to time.

            Multiemployer Plan means a multiemployer plan as defined in ERISA Sections 3(37) or 4001(a)(3) or IRC Section 414(f).

            Negotiable Collateral means all of Borrower's present and future letters of credit, notes, drafts, Instruments, Documents, leases, and Chattel Paper.

            Note means any promissory note made by Borrower to the order of BACC concurrently herewith or at any time hereafter.

            Obligations means all loans, Advances, debts, liabilities (including all interest and amounts charged to the Obligations pursuant to any agreement authorizing BACC to charge the Obligations), obligations, lease payments, guaranties, covenants, and duties owing by Borrower to BACC of any kind and description (whether pursuant to or evidenced by the Loan Documents or by any other agreement between BACC and Borrower, and irrespective of whether for the payment of money), whether made or incurred prior to, on, or after the Termination Date, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including any debt, liability or obligation owing from Borrower to others which BACC may obtain by assignment or otherwise, and all interest thereon and all BACC Expenses.

            Plan means any plan described in ERISA Section 3(2) maintained for employees of Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

            Prime Rate means that rate designated by Wachovia Bank, National Association, or any successor thereof, from time to time as its prime rate, which shall not necessarily constitute its lowest available rate.

            Revolving Credit Facility means the revolving credit facility provided for in Section 2.1 hereof.

            Ship Only Invoice means any invoice issued by Borrower for Inventory sold by Borrower in its normal course of business to a customer that does not require Borrower to perform any preparation or installation and is due and payable immediately upon receipt of such Inventory by Borrower's customer and such invoice is identified to BACC as a Ship Only Invoice.

            Supporting Obligation shall have the same meaning ascribed to such term in the Code.

            Term means the period from the date of the execution and delivery by BACC of this Agreement through and including the later of
      (a) the Termination Date and (b) the payment and performance in full of the Obligations.

            Termination Date means (a) February 19, 2004 (the period through such date the "Initial Term"), unless such date is extended pursuant to Sections 3.1 or 9.1 hereof, and if so extended on one or more occasions the last date of the last such extension, or (b) if earlier terminated by BACC pursuant to section 9.1 hereof, the date of such termination.

            Wachovia means Wachovia Bank, National Association.

      1.2 Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and to the singular include the plural. The words hereof, herein, hereby, hereunder, and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause and exhibit references are to this Agreement unless otherwise specified. Words importing a particular gender mean and include every other gender.

      1.3 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles (GAAP) as in effect from time to time. When used herein, the term financial statements shall include the notes and schedules thereto.

      1.4 Exhibits. All of the exhibits, addenda or riders attached to this Agreement shall be deemed incorporated herein by reference.

      1.5 Code. Any terms used in this Agreement which are defined in the Code shall be construed and defined as set forth in the Code, unless otherwise defined herein.

2.    ADVANCES AND TERMS OF PAYMENT

      2.1 Revolving Advances; Advance Limit. Upon the request of Borrower, made at any time from and after the date hereof until the Termination Date, and so long as no Event of Default has occurred and is continuing, BACC may, in its sole and absolute discretion, make Advances in an amount up to (a) seventy five percent (75%) of the aggregate outstanding amount of Eligible Accounts, plus (b) the lesser of (1) twenty five percent (25%) of the aggregate value of the Eligible Inventory or (2) Two Hundred Thousand Dollars ($200,000.00) (such lesser of (1) or (2) is hereinafter referred to as the "Inventory Advance Rate" or (3) thirty percent (30%) of the aggregate outstanding principal amount of Advances under this Section
2.1 including the Advance in question if made; provided, however, that in no event shall the aggregate amount of the outstanding Advances under the Revolving Credit Facility be greater than, at any time, the amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) (said dollar limit, the Advance Limit). BACC may create reserves against, or reduce its advance percentages based upon Eligible Accounts and/or Eligible Inventory without declaring an Event of Default if it determines, in its good faith discretion, that such reserves or reduction are necessary, including, without limitation, to protect its interest in the Collateral, and/or diminution in the value of any Collateral, and/or to insure the prospect of payment by Borrower of its Obligations to BACC are not impaired. Borrower acknowledges it has requested that BACC enter into an indemnification agreement in favor of Wachovia and agrees that any sums paid by BACC to Wachovia thereunder shall be deemed to be Advances under this Section 2.1.

      2.2 Overadvances. All Advances shall be added to and be deemed part of the Obligations when made. If, at any time and for any reason, the aggregate amount of the outstanding Advances under the Revolving

Credit Facility exceeds the dollar or percentage limitations contained in
Section 2.1 (an Overadvance) then Borrower shall, upon demand by BACC, immediately pay to BACC, in cash, the amount of such Overadvance. Without affecting Borrower's obligation to immediately repay to BACC the amount of each Overadvance, Borrower shall pay BACC a fee (the Overadvance Fee) in an amount to be agreed upon between BACC and Borrower, but not less than Five Hundred Dollars ($500.00) per occurrence of an Overadvance, plus interest on the Overadvance amount at the Default Rate set forth below.

      2.3 Authorization to Make Advances. BACC is hereby authorized to make the Advances based upon telephonic or other instructions received from anyone purporting to be an Authorized Officer, or, at the good faith discretion of BACC, if such Advances are necessary to satisfy any Obligations. All requests for Advances shall specify the date on which such Advance is to be made (which day shall be a Business Day) and the amount of such Advance. Requests received after 12:00 p.m. Eastern time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Advances made under this Agreement shall be conclusively presumed to have been made to, at the request of, and for the benefit of Borrower when deposited to the credit of Borrower or otherwise disbursed in accordance with the instructions of Borrower or in accordance with the terms and conditions of this Agreement. Unless otherwise requested by Borrower, all Advances shall be made by a wire transfer to the deposit account of Borrower designated on Schedule 2.3 annexed hereto, or such other account as Borrower shall notify BACC in writing. Borrower shall pay to BACC a funds transfer fee of Twenty Five ($25.00) Dollars for each Advance but if such Advance is made to Wachovia such funds transfer fee shall be Twelve ($12.50) Dollars and Fifty Cents. Said fees shall be payable on the first day of each month of the Term for all Advances made during the preceding month.

      2.4   Interest.

      A. Except where specified to the contrary in the Loan Documents interest shall accrue on the Daily Balance of the Obligations at the per annum rate of one and one half percentage points (1.5%) above the Prime Rate, but not less than five and three quarters percent (5.75%). The Obligations shall, at the option of BACC, from and after the occurrence of an Event of Default and provided that the Event of Default is not fully cured within the periods specified in Section 8, and without constituting a waiver of any such Event of Default, and if the Obligations are not paid in full by the Termination Date, and without waiving the maturity of the Obligations on the Termination Date, bear interest at the per annum rate of five percentage points (5.0%) above the Prime Rate (the "Default Rate").
All interest payable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed on the Daily Balance. Interest as provided for herein shall continue to accrue until the Obligations are paid in full.

      B. The interest rate payable by Borrower under the terms of this Agreement shall be adjusted in accordance with any change in the Prime Rate from time to time on the date of any such change. All interest payable by Borrower shall be due and payable on the first day of each calendar month during the Term. BACC may, at its option, add such interest and all BACC Expenses to the Obligations, and such amount shall thereafter accrue interest at the rate then applicable under this Agreement. Notwithstanding anything to the contrary contained in the Loan Documents, the minimum interest payable by Borrower on the Advances shall be calculated on a minimum daily average loan balance of Two Hundred Fifty Thousand Dollars ($250,000.00).

      C. In no event shall interest on the Obligations exceed the highest lawful rate in effect from time to time. It is not the intention of the parties hereto to make an agreement which violates any applicable state or federal usury laws. In no event shall Borrower pay or BACC accept or charge any interest which, together with any other charges upon the principal or any portion thereof, exceeds the maximum lawful rate of interest allowable under any applicable state or federal usury laws. Should any provision of this Agreement or any existing or future Notes or Loan Documents between the parties be construed to require the payment of interest or any other fees or charges which could be construed as interest which, together with any other charges upon the principal or any portion thereof and any other fees or charges which could be construed as interest, exceeds the maximum lawful rate of interest, then any such excess shall be applied to the remaining principal balance of the Obligations, if any, and the remainder refunded to Borrower.

      D. Notwithstanding the foregoing, for purposes of this Agreement, it is the intention of Borrower and BACC that "interest" shall mean, and be limited to, any payment to BACC which compensates it for extending credit to Borrower, for making available to Borrower a revolving credit facility during the term of this Agreement and for any default or breach by Borrower of a condition upon which credit was extended. Borrower and BACC agree that, for the sole purpose of calculating the "interest" paid by Borrower to BACC, it is the intention of Borrower and BACC that interest shall mean and include, and be expressly limited to, any interest accrued on the aggregate outstanding balance of the Obligations during the term hereof pursuant to Sections 2.4(A) and 2.4(B); and any Overadvance Fee, Facility Fee and late fees charged to Borrower during the term hereof. Borrower and BACC further agree that it is their intention that the following fees shall not constitute "interest": any Servicing Fees, any Examination Fees, any attorney fees incurred by BACC, any premiums or commissions attributable to insurance guaranteeing repayment, finders' fees, credit report fees, appraisal fees or fees for document preparation or notarization. To the extent, however, that New Jersey law excludes from the calculation of "interest" any fees defined herein as interest, or includes as interest any fees or other sums which are intended not to constitute interest New Jersey law shall supersede and prevail and all such interest shall be subject to paragraph 2.4(C) above.

      2.5 Collection of Accounts. BACC or a BACC designee may, at any time after the occurrence of an Event of Default which is not fully cured within the periods specified in Section 8, with or without notice to Borrower, notify customers or account debtors or other obligors that the Accounts or other Collateral have been assigned to BACC, and that BACC has a security interest in them and collect the Accounts and other Collateral directly, and add the collection costs and expenses to the Obligations, but, unless and until BACC does so or gives Borrower other written instructions, Borrower shall notify all account debtors and other obligors to remit payments on Accounts and other Collateral to a lockbox to be designated by BACC. All such payments remitted to the lockbox shall be credited to a deposit account of BACC and into which account remittances from account debtors or obligors of other clients of BACC may be credited. If notwithstanding said notice Borrower obtains payment on any Account or other Collateral, including, without limitation, collections under credit card sales, Borrower shall receive all such payments on Accounts and other Collateral and other proceeds, including cash, in trust for BACC and immediately deliver said payments to BACC in their original form as received from the account debtors or other obligor, together with any necessary endorsements.

      2.6 Crediting Payments. The receipt of any item of payment by BACC shall, for the sole purpose of determining availability under the revolving credit facility provided for herein, subject to final payment of such item, be provisionally applied to reduce Obligations on the date of receipt of such item by BACC, but the receipt of such an item of payment shall for all other purposes in determining the Daily Balance, including without limitation for the purpose of calculation of interest on the Obligations and the calculation of the Servicing Fee, not be deemed to have been paid to BACC until four (4) Business Days after the date of BACC's actual receipt of such item of payment. Notwithstanding anything to the contrary contained herein, payments received by BACC after 11:00 a.m. Eastern time shall be deemed to have been received by BACC as of the opening of business on the immediately following Business Day.

      2.7 Facility Fee. In consideration of BACC's entering into this Agreement, Borrower shall pay BACC a facility fee (the Facility Fee) of one percent (1.0%) of the Advance Limit which shall be paid simultaneous with the execution hereof, and thereafter on each annual anniversary of the date hereof a Facility Fee of one percent (1.0%) of the Advance Limit plus the then outstanding principal balance of any term loans and Advances other than under the Revolving Credit Facility.

      2.8   Servicing Fee.  Borrower shall pay BACC a fee (the Servicing
Fee) in an amount equal to one quarter of one percent (0.25%) of the daily average outstanding balance of the Advances during each month on or before the first (1st) day of each calendar month in respect of BACC's services for the preceding calendar month, during the Term, including each Renewal Term, or so long as the Obligations are outstanding. Notwithstanding anything to the contrary contained in the Loan Documents, the Servicing Fee shall be based on a minimum daily average outstanding balance of Advances of Two Hundred Fifty Thousand Dollars ($250,000.00).

      2.9 Field Examination Fee. Borrower shall pay BACC a fee (the Field Examination Fee) in an amount equal to Seven Hundred Dollars ($700.00) per day per examiner, plus out-of-pocket expenses for each examination (the Examination) of Borrower's Books or the other Collateral performed by BACC or its designee. Notwithstanding the foregoing, provided no Event of Default exists or Borrower has not made any requests for Advances beyond the lending parameters set forth herein or other requests outside of the ordinary course of business, Borrower shall not be obligated in any year of the Term to pay more than Six Thousand Three Hundred Dollars ($6,300.00), plus out of pocket expenses, for such examination.

      2.10 Late Reporting Fee. Borrower shall pay to BACC a fee in an amount equal to Fifty Dollars ($50.00) per document per day for each Business Day any report, financial statement or schedule required by this Agreement to be delivered to BACC is past due and such report, financial statement or schedule is not delivered within two (2) Business Days after notice by BACC to Borrower (pursuant to paragraph 12 below or electronically) of such late reporting, in which event such late reporting fee shall accrue and be payable from the original due date of any such report, financial statement or schedule.

      2.11 Monthly Statements. For the convenience of Borrower, BACC shall render monthly statements to Borrower of all Obligations (but BACC's failure to render such monthly statements shall not affect the obligations of Borrower hereunder), including statements of all principal, interest and BACC Expenses, and Borrower shall have fully and irrevocably waived all objections to such statements and the contents thereof unless, within thirty
(30) days after receipt, Borrower shall deliver to BACC, by registered, certified, overnight mail or telecopier as set forth in Section 12 hereof, written objection to such statement specifying the error or errors, if any, contained therein.

3.    TERM

      3.1 Term and Renewal Date. This Agreement shall become effective upon execution by BACC and continue in full force through the Initial Term and from year to year thereafter (a "Renewal Term") if BACC, at its option, in writing agrees to extend the Term for one (1) year from the then Termination Date, provided that Borrower has not exercised its termination right in accordance with this Section 3.1. Borrower may terminate the Term on the then Termination Date by giving BACC at least thirty (30) days prior written notice by registered or certified mail, return receipt requested.
In addition, BACC shall have the right to terminate this Agreement immediately at any time upon the occurrence of an Event of Default. No such termination shall relieve or discharge Borrower of its duties, Obligations and covenants hereunder until all Obligations have been paid and performed in full, and BACC's continuing security interest in the Collateral shall remain in effect until the Obligations have been fully and irrevocably paid and satisfied in cash or cash equivalent. On the Termination Date of this Agreement, the Obligations shall be immediately due and payable in full. Expressly in addition to all rights and remedies available to BACC, if the term of this Agreement is not renewed and the Obligations are not paid in full by the Termination Date, then Borrower shall also pay to BACC, as part of the Obligations, a fee of the lesser of (i) two percent (2.0%) of the Advance Limit or (ii) five (5%) percent of the amount of the Obligations as of the Termination Date plus the then outstanding principal balance of any term loans and Advances other than under the revolving credit facility provided for in Section 2.1 hereof.

      3.2 Termination Fee. If the Term is terminated by BACC upon the occurrence of an Event of Default that is not cured within the periods set forth in paragraph 8, or is terminated by Borrower except as provided in
Section 3.1, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of BACC's lost profits as a result thereof, Borrower shall pay BACC upon the effective date of such termination a fee in an amount equal to: (a) five percent (5.0%) of the Advance Limit plus the then outstanding principal balance of any term loans or Advances other than under the Revolving Credit Facility, if such termination occurs on or prior to August 19, 2003 ; or (b) four percent (4%) of the Advance Limit plus the then outstanding principal balance of any term loans or Advances other than under the Revolving Credit Facility if such termination occurs after August 19, 2003 but before the first (1st) anniversary of the commencement date of the Initial Term. During any Renewal Term such Termination Fee shall be four percent (4%) of the Advance Limited plus the then outstanding principal balance of any term loans or Advances other than under the Revolving Credit Facility. Such fee shall be presumed to be the amount of damages sustained by BACC as the result of an early termination and Borrower acknowledges that it is reasonable under the circumstances currently existing. The fee provided for in this Section 3.2 shall be deemed included in the Obligations.

4.    CREATION OF CONTINUING SECURITY INTEREST

      4.1 Grant of Continuing Security Interest. Borrower hereby grants to BACC a continuing first priority lien and security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of the Obligations and in order to secure prompt performance by Borrower of each and all of its covenants and Obligations under the Loan Documents and otherwise. BACC's continuing security interest in the Collateral shall attach to all Collateral without further act on the part of BACC or Borrower.

      4.2 Negotiable Collateral. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower shall notify BACC and upon the request of BACC, immediately endorse and assign such Negotiable Collateral to BACC and deliver physical possession of such Negotiable Collateral to BACC.

      4.3 Delivery of Additional Documentation Required. Borrower shall execute and deliver to BACC concurrently with Borrower's execution and delivery of this Agreement and at any time thereafter at the request of BACC, all financing statements, continuation financing statements, fixture filings, security agreements, chattel mortgages, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that BACC may in good faith request, in form satisfactory to BACC, to perfect and maintain perfected BACC's continuing security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents and Borrower hereby authorizes BACC to file and/or record such financing statements and other documents as BACC deems necessary to perfect and maintain BACC's continuing security interest in the Collateral, and agrees any such financing statement may contain an "all asset" or "all property" description of the Collateral, and Borrower hereby ratifies any such financing statement or other document heretofore filed by BACC. The aforementioned security interest shall end immediately upon termination of this Agreement and Borrower's full, complete and irrevocable payment and satisfaction of the Obligations, whereupon BACC shall make any and all filings that may be required to confirm the release and elimination of its security interest, in form and substance provided by BACC.

      4.4 Power of Attorney. Borrower hereby irrevocably makes, constitutes and appoints BACC (and any person designated by BACC) as Borrower's true and lawful attorney-in-fact with power to sign the name of Borrower on any of the above described documents or on any other similar documents to be executed, recorded or filed in order to perfect or continue perfected BACC's continuing security interest in the Collateral. In addition, Borrower hereby appoints BACC (and any person designated by BACC) as Borrower's attorney-in-fact with power to: (a) sign Borrower's name on verifications of Accounts and other Collateral, and on notices to Account debtors; (b) send requests for verification of Accounts and other Collateral; (c) endorse Borrower's name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into BACC's possession; (d) from and after the occurrence of an Event of Default and provided that such Event of Default is not cured within the period specified in Section 8, notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by BACC, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower; (e) from and after the occurrence of an Event of Default and provided that such Event of Default is not cured within the period specified in Section 8, make, settle and adjust all claims under Borrower's policies of insurance, endorse the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and make all determinations and decisions with respect to such policies of insurance. The appointment of BACC as Borrower's attorney-in-fact and each and every one of BACC's rights and powers, being coupled with an interest, is irrevocable so long as any Accounts in which BACC has a continuing security interest remain unpaid and until all of the Obligations have been fully repaid and performed.

      4.5 Right To Inspect. BACC shall have the right at any time or times hereafter during Borrower's usual business hours, or during the usual business hours of any third party having control over Borrower's Books, to inspect Borrower's Books in order to verify the amount or condition of, or any other matter relating to, the Collateral or Borrower's financial condition. BACC also shall have the right at any time or times hereafter during Borrower's usual business hours to inspect, examine and appraise the Inventory, the Equipment and other Collateral and to check and test the same as to quality, quantity, value and condition.

      4.6   Letter of Credit in Favor of BACC.   As additional security
for the Obligations, Borrower has obtained for the benefit of BACC an irrevocable standby letter of credit (the Letter of Credit) in the face amount of Three Hundred Thousand Dollars ($300,000.00) issued by a financial institution acceptable to BACC in its sole and absolute discretion, which Letter of Credit shall among other things (i) permit a draw by BACC ninety
(90) days after the occurrence of an Event of Default (but in any event prior to the expiration date of such Letter of Credit) in an amount not to exceed the lesser of (a) the total aggregate outstanding amount of the Obligations or (b) Three Hundred Thousand Dollars ($300,000.00) and (ii) permit an immediate draw thereunder by BACC, in the full amount available to be drawn under such Letter of Credit (a "Termination Draw"), upon the issuance of a notice of non-renewal (or similar notice) of such Letter of Credit. The Letter of Credit shall contain such other terms as BACC shall require in its sole and good faith discretion. In the event of a Termination Draw, Borrower shall within three (3) weeks after such draw replace the Letter of Credit with a substitute Letter of Credit in the amount and upon all of the terms set forth in this paragraph 4.6 but issued by a bank acceptable to BACC in its good faith discretion, whereupon, upon receipt of such substitute Letter of Credit the Termination Draw will be returned to Borrower. If such substitute Letter of Credit is not provided to BACC within such time, BACC shall apply the Termination Draw to reduce the then outstanding balance of the Obligations. Thereafter, so long as this Agreement shall remain in full force and effect, there shall be an additional reserve under the Advance Limit or under the advance percentages set forth in paragraph 2.1, in the amount of $300,000.00.

5.    REPRESENTATIONS AND WARRANTIES

      Borrower represents and warrants to BACC the following and acknowledges:

      5.1 No Prior Encumbrances; Security Interests. Borrower has good and marketable title to the Collateral, free and clear of liens, claims, security interests or encumbrances, except for the security interests to be satisfied from the proceeds of the first Advances hereunder, the continuing security interests granted to BACC by Borrower, and those disclosed on
Schedule 5.1 annexed hereto. Borrower will not create or permit to be created any security interest, lien, pledge, mortgage or encumbrance on any Collateral or any of its other assets. Notwithstanding, if no Event of Default hereunder shall have occurred, Borrower may grant purchase money security interests ("PMSI's") in items of new Equipment purchased by Borrower provided that the aggregate debt secured by such PMSI's outstanding at any time shall not exceed $750,000.00.

      5.2 Bona Fide Accounts. All Eligible Accounts represent bona fide sales or leases of goods and/or services for which Borrower has an unconditional right to payment and as to which the goods have been delivered to the customer and/or the services rendered, as applicable. None of the Eligible Accounts are subject to any rights of offset, counterclaim, cancellation or contractual rights of return other than Borrower's present usual and customary product warranty or return policies.

      5.3 Merchantable Inventory. All Eligible Inventory is now and at all times hereafter shall be of good and merchantable quality, free from defects.

      5.4 Location of Inventory and Equipment. The Eligible Inventory and Equipment is not now and shall not at any time or times hereafter be stored with a bailee, warehouseman, processor, or similar party. Borrower shall keep the Inventory and Equipment only at its address set forth on the first page hereof and at the locations described on Schedule 5.4.

      5.5 Inventory Records. Borrower now keeps and hereafter at all times shall keep correct and accurate records itemizing and describing the kind, type, quality and quantity of the Inventory and Borrower's cost of said items.

      5.6 Retail Accounts. No Eligible Accounts arise from the sale of goods or rendition of services for personal, family or household purposes.

      5.7 Relocation of Chief Executive Office. The chief executive office of Borrower and the location of all books and records of Borrower relating to the Collateral is at the address indicated on the first page of this Agreement and Borrower will not, without thirty (30) days prior written notice to BACC and compliance with Section 4.3 hereof, relocate such office.

      5.8 Due Incorporation and Qualification. Borrower is, and shall at all times hereafter, be a corporation duly organized and existing under the laws of the state of its incorporation as set forth on the first page hereof, and is qualified and licensed to do business and is in good standing in any state in which the conduct of its business or its ownership of assets requires that it be so qualified, including without limitation, the State of Connecticut.

      5.9 Fictitious Name. Borrower is conducting its business under the following trade or fictitious name(s) and no others: [none]. Borrower has complied with the fictitious name laws of all jurisdictions in which compliance is required in connection with its use of such name(s).

      5.10 Permits and Licenses. Borrower holds all licenses, permits, franchises, approvals and consents required for the conduct of its business and the ownership and operation of its assets, including without limitation all licenses, approvals, consents and the like of Licensor to market, sell, lease and the like of all products of Licensor.

      5.11 Due Authorization. Borrower has the right and power and is duly authorized to enter into the Loan Documents to which it is a party, including without limitation the authorization of its shareholders, if necessary.

      5.12 Compliance with Articles; Bylaws. The execution by Borrower of the Loan Documents to which it is a party does not constitute a breach of any provision contained in Borrower's Certificate or Articles of Incorporation or its Bylaws, nor does it constitute an event of default under any material agreement to which Borrower is now or may hereafter become a party.

      5.13 Litigation. Except as set forth on Schedule 5.13, there are no actions, proceedings or claims pending by or against Borrower, whether or not before any court or administrative agency and Borrower has no knowledge or notice of any pending, threatened or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower, except for ongoing collection matters in which Borrower is the plaintiff. If any such actions, proceedings or claims presently exist or arise during the Term, Borrower shall promptly notify BACC in writing and shall, from time to time, notify BACC of all materials events relating thereto.

      5.14 Accuracy of Information and No Material Adverse Change in Financial Statements. All information furnished by Borrower to BACC and all statements made by Borrower to BACC, including, without limitation, information set forth in a loan applications, is true, accurate and complete in all material respects and does not contain any material misstatement of fact or omit to state any facts necessary to make the statements or information contained therein not misleading. All financial statements relating to Borrower which have been or may hereafter be delivered to BACC
(i) have been prepared in accordance with GAAP; (ii) fairly present Borrower's financial condition as of the date thereof and Borrower's results of operations for the period then ended; and (iii) disclose all material contingent obligations of Borrower. In addition no material adverse change in the financial condition of Borrower has occurred since the date of the most recent of such financial statements.

      5.15 Solvency. Borrower is now, and shall be at all times through the Term, solvent and able to pay its debts (including trade debts) as they mature.

      5.16  ERISA.  Neither Borrower or any ERISA Affiliate, nor any
Plan is or has been in violation of any of the provisions of ERISA, any of the qualification requirements of IRC Section 401(a), or any of the published interpretations thereof. No lien upon the assets of Borrower has arisen with respect to any Plan. No prohibited transaction within the meaning of ERISA Section 406 or IRC Section 4975(c) has occurred with respect to any Plan. Neither Borrower nor any ERISA Affiliate has incurred any withdrawal liability with respect to any Multiemployer Plan. Borrower and each ERISA Affiliate have made all contributions required to be made by them to any Plan or Multiemployer Plan when due. There is no accumulated funding deficiency in any Plan, whether or not waived.

      5.17 Environmental Laws and Hazardous Materials. Borrower has complied, and at all times through the Term will comply, with all Environmental Laws. Except in compliance with applicable

Environmental Laws, Borrower has not and will not cause or permit any Hazardous Materials to be located, incorporated, generated, stored, manufactured, transported to or from, released, disposed of, or used at, upon, under, or within any premises at which Borrower conducts its business, or in connection with Borrower's business. To the best of Borrower's knowledge, no prior owner or operator of any premises at which Borrower conducts its business has caused or permitted any of the above to occur at, upon, under, or within any of the premises. Borrower will not permit any lien to be filed against the Collateral or any part thereof under any Environmental Law, and will promptly notify BACC of any proceeding, inquiry or claim relating to any alleged violation of any Environmental Law, or any alleged loss, damage or injury resulting from any Hazardous Material. BACC shall have the right to join and participate in, as a party if it so elects, any legal or administrative proceeding initiated with respect to any Hazardous Material or in connection with any Environmental Law. "Hazardous Material" includes without limitation any substance, material, emission, or waste which is or hereafter becomes regulated or classified as a hazardous substance, hazardous material, toxic substance or solid waste under any Environmental Law, asbestos, petroleum products, urea formaldehyde, polychlorinated biphenyls (PCBs), radon, and any other hazardous or toxic substance, material, emission or waste. Environmental Law means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Federal Occupational Safety and Health Act, the Clean Air Act, the Clean Water Act, the regulations pertaining to such statutes, and any other safety, health or environmental statutes, laws, regulations or ordinances of the United States or of any state, county or municipality in which Borrower conducts its business or the Collateral is located.

      5.18 Tax Compliance. Borrower has filed all tax returns required to be filed by it and has paid all taxes due and payable on said returns and on any assessment made against it or its assets.

      5.19 Reliance by BACC; Cumulative. Each warranty, representation and agreement contained in this Agreement shall be automatically deemed repeated by Borrower with each request for an Advance and shall be conclusively presumed to have been relied on by BACC regardless of any investigation made or information possessed by BACC. The warranties, representations and agreements set forth herein shall be cumulative and in addition to any and all other warranties, representations and agreements which Borrower shall now or hereafter give, or cause to be given, to BACC.

      5.20 Use of Proceeds. The proceeds of the initial Advance will be used by Borrower for the purposes set forth on Schedule 5.20 annexed hereto.

6.    AFFIRMATIVE COVENANTS

      Borrower covenants and acknowledges that during the Term Borrower shall comply with all of the following:

      6.1 Collateral and Other Reports. At least weekly and contemporaneously with each request for Advance, Borrower shall execute and deliver to BACC a Borrowing Base Certificate in form and substance acceptable to BACC together with copies of supporting materials and proof of deliveries respecting any Account in excess of Ten Thousand Dollars ($10,000.00) and Borrower shall report to BACC all sales and Accounts arising since its most recent report to BACC. At least monthly no later than the fifteenth (15th) day of each month during the Term, Borrower shall execute and deliver to BACC a detailed aging of the Accounts, a reconciliation statement and a summary aging, by vendor, of all accounts payable of Borrower and any book overdraft. Borrower shall deliver to BACC, as BACC may from time to time require, collection reports, sales journals, invoices, original delivery receipts, customers' purchase orders, shipping instructions, bills of lading and other documentation respecting shipment arrangements. Absent such a request by BACC, copies of all such documentation shall be held by Borrower as custodian for BACC.

      6.2 Returns. Returns and allowances, if any, as between Borrower and any Account debtor, shall be permitted on the same basis and in accordance with the usual customary practices of Borrower as they exist at the date of the execution and delivery of this Agreement. If at any time prior to the occurrence of an Event of Default any Account debtor returns any Inventory to Borrower, Borrower shall promptly determine the reason for such return and, if Borrower accepts such return, issue a credit memorandum (with a copy to be sent to BACC) in the appropriate amount to such Account debtor. Borrower shall promptly notify BACC of all returns and recoveries and of all disputes and claims involving amounts equal to or greater than Ten Thousand Dollars ($10,000.00). Reports of all returns, recoveries, disputes and claims less than Ten Thousand Dollars ($10,000.00) shall be submitted weekly.

      6.3 Designation of Inventory. Borrower shall contemporaneous with the execution hereof and from time to time hereafter, but not less frequently than the last Business Day of each week, execute and deliver to BACC a designation of Inventory specifying the cost of Borrower's raw materials, work in process and finished goods, and further specifying such other information as BACC may reasonably request.

      6.4 Financial Statements, Reports, Certificates. Borrower shall deliver to BACC: (a) as soon as available, but in any event within thirty
(30) days after the end of each month during the Term, a balance sheet and profit and loss statement prepared by Borrower covering Borrower's operations during such period; and (b) as soon as available, but in any event within ninety (90) days after the end of each of Borrower's fiscal years, financial statements of Borrower for each such fiscal period, "Audited" on an unqualified basis by independent certified public accountants acceptable to BACC. Such financial statements shall include a balance sheet and profit and loss statement, and the accountants' management letter, if any, and shall be prepared in accordance with GAAP. Together with the above, Borrower shall also deliver Borrower's Form 10-Qs, 10-Ks or 8-Ks, if any, as soon as the same become available, and any other report reasonably requested by BACC relating to the Collateral and the financial condition of Borrower and a certificate signed by its chief financial officer to the effect that all reports, statements or computer prepared information of any kind or nature delivered or caused to be delivered to BACC under this Section 6.4 fairly present its financial condition and that there exists on the date of delivery of such certificate to BACC no condition or event which constitutes an Event of Default.

      6.5 Tax Returns, Receipts. Borrower shall deliver to BACC copies of each of its future federal income tax returns, and any amendments thereto, within thirty (30) days of the filing thereof. Borrower further shall promptly deliver to BACC, upon request, satisfactory evidence of Borrower's payment of all withholding and other taxes required to be paid by it.

      6.6   Intentionally Omitted.

      6.7 Title to Equipment. Upon BACC's request, Borrower shall immediately deliver to BACC, such evidences of ownership of, certificates of title, or applications for title to any items of Equipment as Borrower may have in its possession.

      6.8 Maintenance of Equipment. Borrower shall keep and maintain the Equipment in good operating condition and repair, normal wear and tear excepted, to the extent the repair and maintenance of that Equipment is necessary to the conduct of its business and shall make all necessary replacements thereto. Borrower shall not permit any item of Equipment to become a fixture to real estate or an accession to other property, and the Equipment is now and shall at all times remain Borrower's personal property. Nothing in this Section 6.8 shall serve to preclude Borrower from disposing of any item of Equipment in the ordinary course of its business provided all proceeds thereof are paid to BACC to reduce the Obligations.

      6.9 Taxes. All Federal, state and local assessments and taxes, whether real, personal or otherwise, due or payable by, or imposed, levied or assessed against Borrower or any of its assets or in connection with Borrower's business shall hereafter be paid in full, before they become delinquent or before the expiration of any extension period. Borrower shall make due and timely payment or deposit of all federal, state and local taxes, assessments or contributions required of it by law, and will execute and deliver to BACC, on demand, appropriate certificates attesting to the payment or deposit thereof.

      6.10 Insurance. Borrower, at its expense, shall keep and maintain insurance to protect the

Collateral against all risk of loss covered under a Special property form (If any of the tangible Collateral is located in a flood zone, Borrower must also have flood insurance. Borrowers with Collateral in California must also insure against the peril of earthquakes.) The coverage shall be written on a replacement cost basis. The property limit(s) shall be no less than those necessary to satisfy the coinsurance requirement contained in the insurance policy. The Borrower, at its expense, shall keep and maintain Business Income Coverage. The Business Income Coverage shall insure against loss covered under a Special policy form and be in the amount of at least $2,000,000.00. All policies insurance business personal property and business income shall contain a Lender's Loss Payable endorsement in a form satisfactory to BACC. All policies insuring real property on which BACC has a mortgage or other lien shall contain a Mortgagee endorsement in form satisfactory to BACC. Either, or both, form(s) shall contain a waiver of warranties. All proceeds payable under such policies shall be payable to BACC and applied to the Obligations. Borrower shall cause to be delivered to BACC a properly executed Evidence of Property Insurance form along with a copy of the Lender's Loss Payable and/or Mortgagee endorsement(s) as applicable, in advance of the loan closing date and thereafter at least thirty (30) days (or ten (10) days in the event of expiration for non-payment or in the event of non-renewal) prior to the expiration date(s) of
the policy(ies).   All Mortgagee and Lender's Loss Payable endorsements
shall contain the following address for notification purposes, or such other address as BACC may, from time to time, notify Borrower:

      Business Alliance Capital Corp.
      c/o Howe Insurance Group
      P.O. Box 48
      Princeton, New Jersey 08542

      Borrower, at its expense, shall keep and maintain Commercial General Liability Coverage insuring against all risks relating to or arising from Borrower's ownership and use of the Collateral and its other assets, its products, and its operations. BACC, its directors, officers and employees shall be named as additional insureds for Commercial General Liability on Borrower's policy. Borrower shall cause to be delivered to BACC a properly executed Certificate of Insurance, containing the required additional insured wording, before the loan closing and thereafter at least thirty (30) days (or ten (10) days in the event of expiration for non-payment or in the event of non-renewal) prior the expiration date of the policy. Along with the Certificate of Insurance, Borrower shall also deliver a copy of the General Liability endorsement whereby BACC, et. al., are added to the policy as additional insureds.

      All required policies shall be in such form, with such companies and in such amounts as may be satisfactory to BACC. All policies shall contain a 30 day notice for cancellation or non-renewal. BACC reserves the right to change insurance specifications at any time.

      6.11 BACC Expenses. Borrower shall immediately and without demand reimburse BACC for all BACC Expenses and Borrower hereby authorizes the payment of such BACC Expenses.

      6.12 Compliance With Law. Borrower shall comply, in all material respects, with the requirements of all applicable laws, rules, regulations and orders of governmental authorities relating to Borrower and the conduct of its business.

      6.13 Accounting System. Borrower at all times hereafter shall maintain a standard and modern system of accounting in accordance with GAAP with ledger and account cards or computer tapes, disks, printouts and records pertaining to the Collateral containing such information as may from time to time be requested by BACC.

      6.14  Subsidiaries and Affiliates.  Attached hereto as Schedule
6.14 is a listing of all of Borrower's subsidiaries and affiliates.
Borrower hereby represents and warrants to, and covenants with BACC that each such subsidiary and affiliate is not in any way conducting business and is completely inactive. Borrower further covenants and agrees that each subsidiary and affiliate shall remain inactive unless such subsidiary or affiliate complies with the requirements set forth below in this paragraph. Borrower shall not create any new subsidiary or affiliate without the prior written approval of BACC given in its sole good faith discretion. Without limiting such discretion such consent will only be given provided that such newly activated subsidiary or affiliate or new subsidiary or affiliate shall provide a full and unconditional guaranty of the Obligations and shall grant to BACC a first priority security interest in all of its assets to secure the Obligations.

7.    NEGATIVE COVENANTS

      Borrower covenants and acknowledges that during the Term Borrower shall not undertake any of the following without BACC's prior written consent given or not given in its sole discretion:

      7.1 Extraordinary Transactions and Disposal of Assets. Enter into any transaction not in the ordinary and usual course of its business as conducted on the date hereof, including but not limited to the sale, lease, disposal, movement, relocation or transfer, whether by sale or otherwise, of any its assets other than sales of Inventory in the ordinary and usual course of its business as presently conducted; incur any indebtedness for borrowed money, or other indebtedness outside the ordinary and usual course of its business as conducted on the date hereof, except for renewals or extensions of existing debts permitted by BACC; make any advance or loan to any third party other than advances made on commissions to employees ("Commission Advances") or loans to employees, which loans shall not exceed Twenty-Five Thousand Dollars ($25,000.00) in the aggregate outstanding at any time (the "Permitted Loans") or grant a lien on any of its assets except
(a) in favor of BACC, (b) the continuing security interests, if any, set forth on Schedule 5.1 or (c) the PMSI's permitted pursuant to Section 5.1.

      7.2 Change Name, etc. Change its name, business structure, jurisdiction of incorporation or formation as applicable, or identity, or add any new fictitious name unless Borrower shall have provided BACC at least thirty (30) days prior written notice.

      7.3 Merge, Acquire. Merge, acquire, or consolidate with or into any other business organization except that Borrower may merge into itself any wholly owned subsidiary provided Borrower shall have provided thirty
(30) days prior written notice to BACC and Borrower is the surviving entity and has not changed its name.

      7.4 Guaranty. Guaranty or otherwise become in any way liable with respect to the obligations of any third party, except by endorsement of instruments or items of payment for deposit to the account of Borrower for negotiation and delivery to BACC.

      7.5 Restructure. Make any change in its financial structure or business operations.

      7.6 Prepayments. Prepay any existing indebtedness owing to any third party other than trade payables.

      7.7 Change of Ownership. If the voting control of Borrower shall be acquired legally and/or beneficially in one or more transactions, by any third party (including third parties consisting of related persons and/or affiliated groups) other than George J. Taylor, Jr. and/or Robert G. LaVigne.

      7.8 Compensation. Pay total compensation, including salaries, withdrawals, fees, bonuses, commissions, drawing accounts, management fees or other payments, whether direct or indirect, in money or otherwise, during any fiscal year to its executives, officers, shareholders, affiliates, and directors (or any relatives of the foregoing) as a group, in excess of that approved from time to time by Borrower's board of directors provided that BACC reserves the right to object to such increase in total compensation if such increase results in an aggregate total compensation amount in excess of one hundred ten percent (110%) of the highest total compensation paid in any of the three (3) immediately prior fiscal years to such group.

      7.9 Loans and Advances. Except for Commission Advances and Permitted Loans, make any loans, advances or extensions of credit to any officer, director, executive employee or shareholder of Borrower (or any relative of any of the foregoing), or to any entity which is a subsidiary of, related to, affiliated with or has common shareholders, officers or directors with Borrower.

      7.10 Capital Expenditures. Make any plant or fixed capital expenditure, or any commitment therefor, or purchase or lease any real or personal assets or replacement Equipment in excess of the aggregate amount of One Hundred and Fifty Thousand Dollars ($150,000) in any fiscal year .

      7.11 Consignments of Inventory. Consign any Inventory to any third party or obtain any

Inventory on a consignment basis from any third party, except upon good faith consent of BACC as to such Inventory.

      7.12 Distributions. Make any distribution or declare or pay any dividends (in cash or in stock) on, or purchase, acquire, redeem or retire any of its capital stock, of any class, whether now or hereafter outstanding.

      7.13 Accounting Methods. Modify or change its method of accounting or enter into, modify or terminate any agreement presently existing or at any time hereafter entered into with any third party for the preparation or storage of Borrower's records of Accounts and financial condition without said party agreeing to provide BACC with information regarding the Collateral or Borrower's financial condition. Borrower waives the right to assert a confidential relationship, if any, it may have with any such third party in connection with any information requested by BACC hereunder, and agrees that BACC may contact any such party directly in order to obtain such information.

8.    EVENTS OF DEFAULT

      The occurrence of any one or more of the following events shall constitute an Event of Default by Borrower hereunder:

      8.1 Failure to Pay. Borrower's failure to pay when due and payable, or when declared due and payable, any portion of the Obligations (whether principal, interest, taxes, BACC Expenses, or otherwise);

      8.2 Failure to Perform. Borrower's failure to perform, keep or observe any material term, provision, condition, representation, warranty, covenant or agreement contained in this Agreement, in any of the Loan Documents or in any other present or future agreement between Borrower and BACC;

      8.3 Misrepresentation. Any material misstatement or misrepresentation now or hereafter exists in any warranty, representation, statement, aging or report made to BACC by Borrower or any officer, employee, agent or director thereof, or if any such warranty, representation, statement, aging or report is withdrawn by such person;

      8.4 Material Adverse Change. There is a material adverse change in Borrower's business or financial condition;

      8.5 Material Impairment. There is a material impairment of the prospect of repayment of the Obligations or a material impairment of BACC's continuing security interests in the Collateral;

      8.6 Levy or Attachment. Any material portion of Borrower's assets is attached, seized, subjected to a writ or distress warrant or is levied upon, or comes into the possession of any judicial officer or assignee;

      8.7 Insolvency by Borrower. An Insolvency Proceeding is commenced by Borrower;

      8.8 Insolvency Against Borrower. An Insolvency Proceeding is commenced against Borrower;

      8.9 Injunction Against Borrower. Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business;

      8.10 Government Lien. A notice of lien, levy or assessment in excess of $25,000.00 is filed of record with respect to any of Borrower's assets by the United States Government, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, or any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any of Borrower's assets and the same is not paid on the payment date thereof and removed within thirty (30) days;

      8.11 Judgment. A judgment in excess of $25,000.00 is entered against Borrower that is not paid and discharged and/or stayed pending appeal within thirty (30) days after such judgement is entered;

      8.12 Default to Third Party. There is a default in any material agreement to which Borrower is a party or by which binds Borrower or any of their assets, including without limitation a default in any agreement between Borrower and Licensor, including without limitation that certain License Agreement dated October 1, 1998 by and between Borrower and Lucent Technologies Inc., that certain Reseller Agreement dated May 31, 2002 by and between Borrower and Avaya Inc. and any document, instrument or agreement executed in connection therewith, in furtherance thereof or pursuant thereto;

      8.13 Subordinated Debt Payments. Borrower makes any payment on account of indebtedness which has now or hereafter been subordinated to the Obligations, except to the extent such payment is allowed under any subordination agreement entered into with BACC;

      8.14 Letter of Credit. If the Letter of Credit is (i) limited in any way, (ii) terminated for any reason, (iii) not renewed or replaced upon the same terms by an issuer satisfactory to BACC as more particularly set forth in paragraph 4.6, or (iv) altered without the prior written consent of BACC.

      8.15 Change in Management. If George J. Taylor, Jr., ceases for any reason to be a director of Borrower and/or Robert G. LaVigne ceases to be actively engaged in the management of Borrower;

      8.16 ERISA Violation. A prohibited transaction within the meaning of ERISA Section 406 or IRC Section 1975(c) shall occur with respect to a Plan which could have a material adverse effect on the financial condition of Borrower; any lien upon the assets of Borrower in connection with any Plan shall arise; Borrower or any ERISA Affiliate shall completely or partially withdraw from a Multiemployer Plan and such withdrawal could, in the opinion of BACC, have a material adverse effect on the financial condition of Borrower. Borrower or any of its ERISA Affiliates shall fail to make full payment when due of all amounts which Borrower or any of its ERISA Affiliates may be required to pay to any Plan or any Multiemployer Plan as one or more contributions thereto; Borrower or any of its ERISA Affiliates creates or permits the creation of any accumulated funding deficiency, whether or not waived; the voluntary or involuntary termination of any Plan which termination could, in the opinion of BACC, have a material adverse effect on the financial condition of Borrower or Borrower shall fail to notify BACC promptly and in any event within ten (l0) days of the occurrence of an event which constitutes an Event of Default under this clause or would constitute an Event of Default upon the exercise of BACC's judgment; or

      8.17 Loss of License, etc. If any material license, permit, distributor, franchise or similar agreement, necessary for the continued operation of Borrower's ordinary course of business is revoked, suspended or terminated, including without limitation any material license, permit, dealer agreement provided by Licensor to Borrower or any of its affiliates or subsidiaries.

      8.18 SEC Actions. If there shall be any investigation by the United States Security and Exchange Commission ("SEC") alleging any form of material violation of any securities law or if trading in Borrower's capital stock shall be suspended by the SEC for any reason other than (i) force majeure, (ii) delisting solely as a result of low trading prices or (iii) other reason not directly related to the actions of the Borrower and not restored within one (1) Business Day unless such suspension is at the request of Borrower not related to such SEC action.

      8.19 Business Suspension. If Borrower shall suspend or go out of business.

      Notwithstanding anything contained in this Section 8 to the contrary, BACC shall refrain from exercising its rights and remedies and an Event of Default shall not be deemed to have occurred by reason of the occurrence of any of the events set forth in Sections 8.6 or 8.8 hereof if, within ten
(10) days from the date thereof, the same is released, discharged, dismissed, bonded against or satisfied; provided, however, BACC shall not be obligated to make Advances to Borrower during such period.

9.      BACC'S RIGHTS AND REMEDIES

      9.1 Rights and Remedies. From and after the occurrence of an Event of Default and provided that the Event of Default is not cured within the period specified in Section 8, upon the occurrence of an Event of Default, BACC may, at its election, without notice of such election and without demand, do any one or more of the following:

            (a) Declare all Obligations, whether evidenced by the Loan Documents or otherwise, immediately due and payable in full:

            (b) Cease advancing money or extending credit to or for the benefit of Borrower under the Loan Documents or under any other agreement between Borrower and BACC;

            (c) Terminate this Agreement as to any future liability or obligation of BACC, but without affecting BACC's rights and security interest in the Collateral and without affecting the Obligations;

            (d) Settle or adjust disputes and claims directly with Account debtors for amounts and upon terms which BACC considers advisable and, in such cases, BACC will credit the Obligations with the net amounts received by BACC in payment of such disputed Accounts, after deducting all BACC Expenses;

            (e) Cause Borrower to hold all returned Inventory in trust for BACC, segregate all returned Inventory from all other property of Borrower or in Borrower's possession and conspicuously label said returned Inventory as the property of BACC;

            (f) Without notice to or demand upon Borrower, make such payments and do such acts as BACC considers necessary or reasonable to protect its security interest in the Collateral. Borrower shall assemble the Collateral if BACC so requires and deliver or make the Collateral available to BACC at a place designated by BACC. Borrower authorizes BACC to enter any premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest or compromise any encumbrance, charge or lien which in BACC's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith;

            (g) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, lease, license or other disposition, advertise for sale, lease, license or other disposition, and sell, lease, license or otherwise dispose (in the manner provided for herein or in the Code) the Collateral. BACC is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any asset of a similar nature, pertaining to the Collateral, in completing the production of, advertising for sale, lease, license or other disposition, and sale, lease, license or other disposition of the Collateral. Borrower's rights under all licenses and all franchise agreements shall inure to BACC's benefit;

            (h) Sell, lease, license or otherwise dispose of the Collateral at either a public or private proceeding, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as BACC determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

            (i) BACC shall give notice of the disposition of the Collateral as follows:

                  (1) To Borrower and each holder of a security interest in the Collateral who has filed with BACC a written request for notice, a notice in writing of the time and place of public sale or other disposition or, if the sale or other disposition is a private sale or some other disposition other than a public sale is to be made, then the time on or after which the private sale or other disposition is to be made;

                  (2) The notice hereunder shall be personally delivered or mailed, postage prepaid, to Borrower as provided in
            Section 12 hereof, at least ten (10) calendar days before the date fixed for the sale or other disposition, or at least ten
            (10) calendar days before the date on or after which the private sale or other disposition is to be made, unless the Collateral is perishable or threatens to decline speedily in value. Notice to persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to BACC;

            (j)   BACC may credit bid and purchase at any public sale:

            (k) Any deficiency that exists after disposition of the Collateral, as provided herein, shall be immediately paid by Borrower. Any excess will be remitted without interest by BACC to the party or parties legally entitled to such excess; and

            (l) In addition to the foregoing, BACC shall have all rights and remedies provided by law (including those set forth in the Code) and any rights and remedies contained in any Loan Documents and all such rights and remedies shall be cumulative.

      9.2 No Waiver. No delay on the part of BACC in exercising any right, power or privilege under any Loan Document shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege under such Loan Documents or otherwise, preclude other or further exercise of any such right, power or privilege.

10.   TAXES AND EXPENSES REGARDING THE COLLATERAL.

      If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums or otherwise) due to third persons or entities, or fails to make any deposits or furnish any required proof of payment or deposit, or fails to perform any of Borrower's other covenants under any of the Loan Documents, then in its discretion and without prior notice to Borrower, BACC may do any or all of the following: (a) make any payment which Borrower has failed to pay or any part thereof; (b) set up such reserves in Borrower's loan account as BACC deems necessary to protect BACC from the exposure created by such failure; (c) obtain and maintain insurance policies of the type described in Section 6.10 hereof and take any action with respect to such policies as BACC deems prudent; or (d) take any other action deemed necessary to preserve and protect its interests and rights under the Loan Documents. Any payments made by BACC shall not constitute: (a) an agreement by BACC to make similar payments in the future or (b) a waiver by BACC of any Event of Default. BACC need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance or lien and the receipt of notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.   WAIVERS

      11.1 Demand, Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, and notice of nonpayment at maturity and acknowledges that BACC may compromise, settle or release, without notice to Borrower, any Collateral and/or guaranties at any time held by BACC. Borrower hereby consents to any extensions of time of payment or partial payment at, before or after the Termination Date.

      11.2 No Marshaling. Borrower, on its own behalf and on behalf of its successors and assigns hereby expressly waives all rights, if any, to require a marshaling of assets by BACC or to require that BACC first resort to some portion(s) of the Collateral before foreclosing upon, selling or otherwise realizing on any other portion thereof.

      11.3 BACC's Non-Liability for Inventory or Equipment or for Protection of Rights. So long as BACC complies with its obligations, if any, under Section 9-207 of the Code, BACC shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Inventory or Equipment; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency or other person whomsoever. All risk of loss, damage or destruction of the Inventory or Equipment shall be borne by Borrower. BACC shall have no obligation to protect any rights of Borrower against any person obligated on any Collateral

      11.4 Limitation of Damages. In any action or other proceeding under this Agreement, each party waives the right to seek any indirect, consequential or punitive damages from the other.

12.   NOTICES

      Unless otherwise provided herein, all consents, waivers, notices or demands by any party relating to the Loan Documents shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be telecopied (followed up by a mailing), personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by receipted overnight delivery service to Borrower or to BACC, as the case may be, at their addresses set forth below

      If to Borrower:    Farmstead Telephone Group, Inc.
                         22 Prestige Park Circle
                         East Harford, Connecticut 06108
                         Attn:      Robert G. LaVigne, Executive Vice
                                    President and Chief Operating Officer
                         Fax #      (860) 610-6001

      If to BACC:        Business Alliance Capital Corp.
                         214 Carnegie Center, Suite 302
                         Princeton, New Jersey 08540
                         Attn:      General Counsel
                         Fax #      (609) 514-1137

      Any party may change the address at which it is to receive notices hereunder by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this Section 12 shall be deemed received on the earlier of the date of actual receipt or five (5) calendar days after the deposit thereof in the mail or on the date telecommunicated if telecopied.

13.   DESTRUCTION OF BORROWER'S DOCUMENTS

      All documents, schedules, invoices, agings or other papers delivered to BACC may be destroyed or otherwise disposed of by BACC four (4) months after they are delivered to or received by BACC, unless Borrower requests, in writing, the return of the said documents, schedules. invoices or other papers and makes arrangements, at Borrower's expense, for their return.

14.   GENERAL PROVISIONS

      14.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower and executed and delivered by BACC.

      14.2 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights hereunder and any prohibited assignment shall be absolutely void. No consent to an assignment by BACC shall release Borrower from its Obligations. Without notice to or the consent of Borrower, BACC may assign this Agreement and its rights and duties hereunder and BACC reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in BACC's rights and benefits hereunder. In connection therewith, BACC may disclose all documents and information which BACC now or hereafter may have relating to Borrower or Borrower's business. Borrower and BACC do not intend any of the benefits of the Loan Documents to inure to any third party, and no third party shall be a third party beneficiary hereof or thereof.

      14.3 Section Headings. Headings and numbers have been set forth herein for convenience only.

      14.4 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against BACC or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each party and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

      14.5 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of such provision.

      14.6 Amendments in Writing. This Agreement cannot be changed or terminated orally. This Agreement is the entire agreement between the parties with respect to the matters contained herein. This Agreement supersedes all prior agreements, understandings and negotiations, if any, all of which are merged into this Agreement.

      14.7 Counterparts. This Agreement may be executed in any number of counterparts each of which, when executed and delivered, shall be deemed to be an original and all of which, when taken together, shall constitute but one and the same Agreement.

      14.8 Indemnification. Borrower hereby indemnifies, protects, defends and saves harmless BACC and any member, officer, director, official, agent, employee and attorney of BACC, and their respective heirs, successors and assigns (collectively, the "Indemnified Parties"), from and against any and all losses, damages, expenses or liabilities of any kind or nature and from any suits, claims or demands, including reasonable counsel fees incurred in investigating or defending such claim, suffered by any of them and caused by, relating to, arising out of, resulting from, or in any way connected with the Loan Documents and the transactions contemplated therein or the Collateral (unless caused by the gross negligence or willful misconduct of the Indemnified Parties) including, without limitation: (a) losses, damages, expenses or liabilities sustained by BACC in connection with any environmental cleanup or other remedy required or mandated by any Environmental Law; (b) any untrue statement of a material fact contained in information submitted to BACC by Borrower or the omission of any material fact necessary to be stated therein in order to make such statement not misleading or incomplete; (c) the failure of Borrower to perform any obligations required to be performed by Borrower under the Loan Documents; and (d) the ownership, construction, occupancy, operations, use and maintenance of any of Borrower's assets. The provisions of this paragraph
14.8 shall survive termination of this Agreement and the other Loan
Documents.

      14.9. Joint and Several Obligations; Dealings with Multiple
Borrowers. If more than one person or entity is named as Borrower hereunder, all Obligations, representations, warranties, covenants and indemnities set forth in the Loan Documents to which such person or entity is a party shall be joint and several. BACC shall have the right to deal with any individual of any Borrower with regard to all matters concerning the rights and obligations of BACC and Borrower hereunder and pursuant to applicable law with regard to the transactions contemplated under the Loan Documents. All actions or inactions of the officers, managers, members and/or agents of any Borrower with regard to the transactions contemplated under the Loan Documents shall be deemed with full authority and binding upon all Borrowers hereunder. Each Borrower hereby appoints each other Borrower as its true and lawful attorney-in-fact, with full right and power, for purposes of exercising all rights of such person hereunder and under applicable law with regard to the transactions contemplated under the Loan Documents. The foregoing is a material inducement to the agreement of BACC to enter into this Agreement and to consummate the transactions contemplated hereby. The Borrowers represents they are operated as part of one consolidated business entity and are directly dependent upon each other for an in connection with their respective business activities financial resources. Each Borrower will receive a direct economic and financial benefit from the Obligations incurred under this Agreement and the incurrence of such Obligations is in the best interests of each Borrower.

15.   CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

      THE VALIDITY OF THE LOAN DOCUMENTS, THEIR CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT AND THE RIGHTS OF THE PARTIES HERETO SHALL BE DETERMINED UNDER, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW JERSEY, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THE LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE COURTS LOCATED IN THE COUNTY OF MERCER, STATE OF NEW JERSEY, THE FEDERAL COURTS WHOSE VENUE INCLUDES THE STATE OF NEW JERSEY, OR AT THE SOLE OPTION OF BACC, IN ANY OTHER COURT IN WHICH BACC SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. BORROWER AND BACC EACH WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, THE RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING UNDER THE LOAN DOCUMENTS OR RELATING TO THE DEALINGS OF BORROWER AND BACC AND ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF "FORUM NON CONVENIENS" OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 15.

      BORROWER ACKNOWLEDGES THAT THIS AGREEMENT EVIDENCES A COMMERCIAL TRANSACTION AND THAT IT COULD, UNDER CERTAIN CIRCUMSTANCES HAVE THE RIGHT UNDER CHAPTER 903a, AS FROM TIME TO TIME AMENDED, OF THE CONNECTICUT GENERAL STATUTES, SUBJECT TO CERTAIN LIMITATIONS, TO NOTICE OF AND HEARING ON THE RIGHT OF BACC TO OBTAIN A PREJUDGMENT REMEDY, SUCH AS ATTACHMENT, GARNISHMENT AND/OR REPLEVIN, UPON COMMENCING ANY LITIGATION AGAINST BORROWER. NOTWITHSTANDING, BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE, JUDICIAL HEARING OR PRIOR COURT ORDER TO WHICH IT MIGHT OTHERWISE HAVE THE RIGHT UNDER SAID CHAPTER 903a, AS FROM TIME TO TIME AMENDED, OR UNDER ANY OTHER STATE OR FEDERAL STATUTE OR CONSTITUTION IN CONNECTION WITH THE OBTAINING BY BACC OF ANY PREJUDGMENT REMEDY BY REASON OF THIS AGREEMENT, OR BY REASON OF BORROWER'S OBLIGATIONS OR ANY RENEWALS OR EXTENSIONS OF THE SAME. BORROWER ALSO WAIVES ANY AND ALL OBJECTIONS WHICH IT MIGHT OTHERWISE ASSERT, NOW OR IN THE FUTURE, TO THE EXERCISE OR USE BY BACC OF ANY RIGHT OF SETOFF, REPOSSESSION OR SELF HELP AS MAY PRESENTLY EXIST UNDER THE STATUTE OR COMMON LAW. The provisions of this paragraph shall be governed by, construed and enforced in accordance with the laws of the State of Connecticut.

      Borrower and BACC have executed and delivered this Agreement as of the date first above written.

                                  FARMSTEAD TELEPHONE GROUP, INC.
                                  a Delaware corporation

                                  Signed by:       /s/ Robert G. LaVigne
                                  Print Name:      Robert G. LaVigne
                                  Title/Capacity:  Executive Vice President
                                                   and Chief Financial
                                                   Officer


                                  BUSINESS ALLIANCE CAPITAL CORP.
                                  a Delaware corporation

                                  Signed by:
                                  Print Name:
                                  Title/Capacity:


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